Exhibit 99.1

Analog Devices Welcomes José Almeida to Board of Directors
Norwood, MA (01/21/2015) - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that José (Joe) Almeida has been elected as a Director of the Company.
“We are pleased to have Joe join ADI’s board of directors,” said Ray Stata, ADI Chairman of the Board. “With his extensive executive leadership experience running complex, global organizations, we are confident that Joe will add great value on our Board.”
Mr. Almeida is currently Chairman of the Board, President and Chief Executive Officer of Covidien, a company that develops, manufactures, and sells healthcare products. Before assuming his current position, Mr. Almeida served as the President of Covidien's Medical Devices business segment and also as President of Covidien’s International business. Prior to joining Covidien, Mr. Almeida held leadership positions at Greatbatch, Inc., American Home Products’ Acufex Microsurgical division, and Johnson & Johnson’s Professional Products division. A native of Brazil, Mr. Almeida received a Bachelor of Science degree in Mechanical Engineering from Escola de Engenharia Maua in São Paulo. He currently serves on the Board of Directors of State Street Corporation and EMC Corporation.

About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 100,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index. http://www.analog.com

Contact:
Ali Husain
Investor Relations
Analog Devices, Inc.
781.461.3282
investor.relations@analog.com